EXHIBIT D


         Subsidiaries of Chief Consolidated Mining Company

                                                          State of Incorporation
             Name of Subsidiary                           or Organization

    Tintic Utah LLC                                       Colorado
    Chief Gold Mines, Inc                                 Delaware
    American Star Mining Company                          Utah
    Eagle & Blue Bell Mining Company                      Utah
    East Crown Point Consolidated Mining Company          Utah
    Eureka Mines Company                                  Utah
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    *Each subsidiary does business under the same name as shown above.